EXHIBIT 5




October 14, 1999

Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California 92626


          Re:  Registration Statement on Form S-8 of
               Apria Healthcare Group Inc. (the
               "Company")

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,100,000 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock"), and additional rights pursuant to the Company's Rights Agreement dated February 8, 1995 with U.S. Stock Transfer Corporation, as Rights Agent (together with the Common Stock, the "Shares"), to be issued pursuant to the Amended and Restated Apria Healthcare Group Inc. 1997 Stock Incentive Plan (the "Plan"). At your request, I have examined the proceedings heretofore taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Shares will be validly issued, and the Common Stock will be fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Respectfully submitted,


                                   /s/ Raoul Smyth
                                   ---------------------------
                                   Raoul Smyth,
                                   Associate General Counsel